[Letterhead of Sutherland Asbill & Brennan LLP]

THOMAS E. BISSET

Direct Line: (202) 383-0118

Internet: thomas.bisset@sutherland.com

May 16, 2008

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Re:	Farm Bureau Life Variable Account
(File No. 333-148203)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6 for Farm Bureau Life Variable Account (File No. 333-148203). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset
Thomas E. Bisset